Exhibit 10.68

Re: Warrant No. W-

Dear                     :

This letter agreement will memorialize your agreement with respect to certain anti-dilution provisions contained in a warrant to purchase common stock of Cancer Genetics, Inc., a Delaware corporation (the “Company”), held by you. The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

Subject only to the consummation of an initial public offering of the Company’s common stock within the next 60 days, and effective immediately after the initial public offering, you hereby irrevocably agree to amend the terms of Warrant No. W-__ (the “Warrant”) with respect to all of the shares of the Company’s common stock underlying such warrant by eliminating the full ratchet anti-dilution protection contained in such warrant. In order to accomplish this amendment, you hereby agree that sections (f)(2) and (f)(4) through (9) of the Warrant are deleted in their entirety and replaced with the following “Intentionally Omitted.” Any other warrants to purchase Common Stock of the Company held by you shall not be affected by the amendment set forth herein. A summary of your Warrant at original issuance and effective post splits is attached as Exhibit A.

Very truly yours,

Panna L. Sharma

President and CEO

Agreed to and Accepted by:

(Warrant Holder)

Exhibit A

Effect of Reverse Splits on Warrant

Warrant No. W-        _

	Number of Shares	Exercise Price Per Share
Original Issuance	,000	$5.00
Post 1 for 2 Reverse Split Effective February 8, 2013	,000	$10.00
Post 1 for 2.5 Reverse Split Effective on or about February 28, 2013	,000	$25.00